[Interlake Logo]


FOR IMMEDIATE RELEASE


      SAMUEL MANU-TECH INC. AND INTERLAKE ANNOUNCE DEFINITIVE AGREEMENT ON
                        INTERLAKE'S PACKAGING BUSINESSES


     Lisle, Ill., October 2, 1996 -- Samuel Manu-Tech Inc. ("SMT") and The Interlake Corporation ("Interlake") today jointly announced the signing of definitive agreements for the purchase and sale of Interlake's packaging businesses. The transaction is subject to the satisfaction of certain conditions and is expected to be completed in October.

     Mark Samuel, president of SMT, said, "This acquisition will further SMT's strategy of building a North American-wide packaging business, and will expand our position in Europe. It is consistent with our corporate objective to strengthen our core capabilities."

     "We believe this transaction is a positive step for Interlake," said W. Robert Reum, Interlake's chairman, president and chief executive officer. "It is consistent with our strategy to create value for our shareholders through increased operating earnings and divestitures where appropriate."

     Interlake's packaging businesses had sales of $141 million (U.S.) in 1995. The businesses include the Interlake plastic strapping and stitching businesses in the U.S.; steel strapping businesses operating under the Acme Strapping and Acme Gerrard names in Canada and England; and the Pakseal plastic strapping business in England.

     SMT, headquartered in Etobicoke, Ontario, manufactures and sells steel and plastic strapping in Canada and the United States through its Samuel Strapping Systems Division. Its other businesses include tube and pipe manufacturing, roll forming, steel pickling and steel fabrication. SMT's 1995 revenues totalled $400 million (Canadian). SMT is listed on the Toronto Stock Exchange. Its majority owner is Samuel, Son & Co., Limited, a privately-owned diversified company.

     Interlake, headquartered in Lisle, Illinois, had total 1995 sales of $831 million (U.S.). Interlake is a multinational corporation engaged in the design, manufacture and sale or distribution of products for the material handling, automotive, packaging and aerospace industries.


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Media contacts:
Mark Samuel, Samuel Manu-Tech Inc., 416-626-2190
Bruce E. Steimle, The Interlake Corporation, 630-719-7225


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